EXHIBIT 1.1

PACIFIC BIOMETRICS, INC.
PLACEMENT AGENT AGREEMENT

Joseph Carl Securities, Inc.
11256 E. Palomino Rd.
Scottsdale, AZ 85259
Attention: Casey C. Strunk, Chief Executive Officer

Dear Mr. Strunk:

     Pacific Biometrics, Inc., a Delaware corporation (the “Company”), proposes to offer and sell to selected accredited purchasers upon the terms and subject to the conditions set forth in the Company’s Private Placement Memorandum (“PPM”) up to 1,166,666 shares of the Company’s Series B convertible 8% preferred stock (“Preferred Stock”) at $3.00 per share to raise up to $5,000,000, all as more particularly described in the PPM. Each share of Preferred Stock is convertible 12 months from the date of purchase into one share of common stock on a share for share basis.

     The Preferred Stock will carry a cumulative 8% per annum dividend. The Company will have the right to redeem the Preferred Stock on 30 days notice at any time after 12 months from purchase if the closing price of the Company’s common stock is $5.00 per share or more for a period of at least 10 trading days prior to any notice of redemption. The Preferred stock will be subordinate to currently authorized Series A preferred stock and senior to any other issued or to be issued class of preferred stock.

     1.     Appointment and Exclusivity. The Company hereby appoints Joseph Carl Securities, Inc. (“Placement Agent”) as its exclusive placement agent in connection with the offer and sale of the Preferred Stock for a period of 120 days from the effective date of this Agreement, and on a non-exclusive basis thereafter. By its acceptance hereof, Placement Agent agrees to act in such capacity and to use its best efforts to find purchasers for the Preferred Stock in accordance with the terms and conditions of the PPM and this Agreement. The offering of the Preferred Stock shall be on a best efforts “no minimum” basis. The Placement Agent is not authorized to use any solicitation material other than the PPM or other material furnished by the Company for such purpose.

     2.     Private Placement. Offers and sales of the Preferred Stock will not be registered under the Securities Act of 1933 (the “Securities Act”) and the qualification requirements of state securities laws in reliance on the exemption from registration or qualification for offers and sales made only to “accredited investors” in accordance with the provisions of Regulation D, Rule 506 promulgated under the Securities Act. To the extent required by law, the Company will file notices with the Securities and Exchange Commission on Form D in the manner and within the times provided in Regulation D as well as notices under state securities laws to perfect exemptions thereunder. Except in the event this Agreement terminates without a purchase of the Preferred Stock, the Company will not offer any securities of the same class as, or securities similar to, the Preferred Stock for a period of six months from the last sale of the Preferred Stock if such further offering might cause the offering of the Preferred Stock to be deemed to be a public offering or otherwise integrated under the Securities Act. Placement Agent will furnish prospective accredited investors with a PPM which shall include copies of all of the Company’s filings under the Securities Exchange Act of 1934 (“Exchange Act”) made within 12 months from the date hereof (the “SEC Reports”) and such further documents as are designated by the Company for delivery to prospective investors (the “Disclosure Documents”). All Disclosure Documents shall contain such materials and information, and shall be in such form, as counsel for the Company shall deem necessary or advisable. The accuracy and completeness of the Disclosure Documents shall be the responsibility of the Company.

     3.     Representations and Warranties of the Company. The Company represents and warrants to Placement Agent that:

          3.1 The Company has been duly formed and is validly existing as a Corporation company under the laws of the State of Delaware, has full power to own or lease its properties and conduct its business as described in the SEC Reports and has full power to enter into this Agreement and to carry out all the terms and provisions hereof to be carried out by it.

          3.2 Except as otherwise expressly disclosed in the PPM, the Company has an authorized, issued and outstanding capitalization as set forth in the SEC Reports. The shares of Preferred Stock being offered for sale in the offering, when issued and after payment therefor, will be duly authorized, validly issued, fully paid and nonassessable.

          3.3 Except as described in the SEC Reports or otherwise expressly disclosed in the PPM, there are no outstanding (i) securities or obligations of the Company convertible into or exchangeable for any securities of the Company, (ii) warrants, rights or options to subscribe for or purchase from the Company any such securities or any such convertible or exchangeable securities or obligations, or (iii) obligations of the Company to issue such securities, any such convertible or exchangeable securities or obligations, of any such warrants, rights or obligations.

          3.4 The Company has not and will not, through the date of the PPM, (i) sold, bid for, purchased, attempted to induce any person to purchase, or paid anyone any compensation for soliciting purchases of, the Preferred Stock or (ii) paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Company (except for the sale of Preferred Stock by the Company under this Agreement).

          3.5 The financial statements and schedules of the Company included in the SEC Reports fairly present the financial position of the Company and the results of operations and changes in financial condition as of the dates and periods therein specified.

          3.6 The execution and delivery of this Agreement and consummation of the transactions contemplated herein have been duly authorized by the Company and this Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with the terms hereof, except as may be limited by public policy considerations.

          3.7 The issuance, offering and sale of the Preferred Stock by the Company pursuant to the PPM, the compliance by the Company with the other provisions of this Agreement and the consummation of the other transactions herein contemplated do not (i) require the consent, approval, authorization, registration or qualification of or with any governmental authority, except such as have been or will be obtained, such as may be required under state securities or blue sky laws, or (ii) conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under, any indenture, mortgage, deed of trust, lease or other material agreement or instrument by which the Company is bound, or the certificate of incorporation or bylaws of the Company, or any statute or any judgment, decree, order, rule or regulation of any court or other governmental authority or any arbitrator applicable to the Company.

          3.8 Subsequent to the respective dates as of which information is given in the SEC Reports and except as otherwise expressly disclosed in the PPM: (i) the Company has not incurred any material liability or obligation, direct or contingent, nor entered into any material transaction not in the ordinary course of business except as described in the SEC Reports; (ii) the Company has not purchased any of its outstanding securities, nor declared, paid or otherwise made any dividend or distribution of any kind on its securities; and (iii) there has not been any material change in the securities, short-term debt or long-term debt of the Company, except in each case as described in the SEC Reports.

          3.9 Except as set forth in the SEC Reports, the Company is not in breach of any term or provision of its corporate charter; no default exists, and no event has occurred which with notice or lapse of time or both, would constitute a default, in the due performance and observance of any term, covenant or condition of any indenture, mortgage, deed of trust, lease, note, bank loan or credit agreement or any other agreement or instrument to which the Company or its properties may be bound or affected in any respect which would have a material adverse affect on the condition (financial or otherwise), business, properties, prospects, net worth or result of operations of the Company.

          3.10 To the Company’s knowledge it is not in violation of any laws, ordinances, governmental rules or regulations to which it is subject which would have a material adverse effect on the condition (financial or otherwise), business, properties, prospects, net worth or results of operations of the Company.

          3.11 As of the date of the respective SEC Report, the SEC Reports do not misstate a material fact or omit to state a material fact necessary to make other statements therein not misleading in light of the circumstances in which they were made. Following the date of this Agreement and during the Offering, the Company will file with the SEC all required SEC Reports, and such SEC Reports will not misstate a material fact or omit to state a material fact necessary to make other statements therein not misleading in light of the circumstances in which they are made.

          3.12 At all times subsequent to the date of this Agreement and up to and including the completion of the sale of the Preferred Stock, the representations and warranties made in this Section 3 will be true and correct with the same effect as if they had been made on and as of such time, except as may subsequently be disclosed in writing to Placement Agent.

     4.     Sale of the Preferred Stock.

          4.1 The subscription documents included in the PPM must be completed by each subscriber and returned by Placement Agent, together with any other documents that may be required under state or federal securities laws, to the Company at the address specified in the subscription documents or PPM. Placement Agent shall ascertain that the subscription documents have been properly completed in full prior to their return.

          4.2 The Company shall have the right to accept or reject any and all subscriptions, in its sole and absolute discretion. Upon receipt of subscription documents, the Company will determine promptly (and in any event within five business days after such receipt) whether to accept the proposed subscriber. Should the Company determine to reject any subscription, it will promptly notify Placement Agent in writing. Placement Agent shall then notify the subscriber of such determination and will promptly return the tendered subscription documents and the purchase price of the Preferred Stock directly to the subscriber.

          4.3 Placement Agent shall promptly deliver the funds it receives from the sale of the Preferred Stock to the Company after notice from the Company of acceptance of the subscriptions. The Company will use its reasonable best efforts to tender commissions to Placement Agent within two business days following receipt of each subscription document and the purchase price from Placement Agent.

     5.     Compensation. For its services as Placement Agent in soliciting and obtaining purchasers of the Preferred Stock, the Company shall pay Placement Agent (i) a selling commission of 8 percent, and (ii) a nonaccountable expense of 2%, all computed upon the gross offering proceeds realized from the sale of Preferred Stock sold by Placement Agent, its syndicate members on behalf of the Company. In addition, the Placement Agent shall receive one common stock purchase warrant (“Placement Agent Warrants”) for each 10 shares of Preferred Stock sold by Placement Agent or any other party during the initial 120 days following the execution hereof. Each such Placement Agent Warrant shall entitle the Placement Agent to purchase one share of common stock from the Company for $3.00 per share at any time until January 31, 2005.

     The Company shall pay a $20,000 nonrefundable advance against the 2% nonaccountable expense allowance described above. Placement Agent shall be entitled to retain this advance to offset its expenses regardless of whether any Preferred Stock is sold in the offering.

     6.     Further Agreements of the Company.

          6.1 The Company covenants and agrees that it will pay or cause to be paid all blue sky filing and legal fees, if any.

          6.2 If at any time during the selling period set forth in the PPM any event shall have occurred as a result of which, in the opinion of counsel for the Company, the Disclosure Documents including the PPM include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Disclosure Documents including the PPM to comply with the Securities Act, the Company will promptly prepare and deliver to Placement Agent an appropriate amendment or supplement to the Disclosure Documents.

          6.3 The Company will deliver to Placement Agent from time to time without charge as many copies of the Disclosure Documents and PPM as Placement Agent may reasonably request.

          6.4 Placement Agent shall promptly notify the Company, in advance, of each state or other jurisdiction in which it proposes to solicit potential investors for the offering, so that the Company may comply with requirements under applicable securities laws. Placement Agent and the Company shall mutually agree as to the state or other jurisdictions in which to make offers or sales of the Preferred Stock. The Company will use its best efforts to qualify the Preferred Stock for sale, or perfect exemptions from the qualification of the Preferred Stock for sale, in such jurisdiction as Placement Agent and the Company agree and will continue such qualifications or exemptions so long as required for the offering of the Preferred Stock as contemplated herein. The Company and Placement Agent each covenants and agrees that neither party nor any officer, director, shareholder, partner or employee of such party will make any offer or sale of the Preferred Stock unless such offer or sale is made in compliance with the Securities Act, and the rules and regulations thereunder, and applicable Blue Sky securities laws.

          6.5 For the period from the date of this Agreement through the selling period which ends 120 days from the date of execution of this Agreement, the Company will not issue any securities for cash except for (a) securities issued or issuable pursuant to exercise of currently outstanding stock options, warrants, rights or other securities exercisable into securities of the Company, and (b) securities issued or issuable as a component of any business relationship with another entity for the purpose of (i) joint venture, marketing, licensing or development activities, (ii) distribution, supply or manufacture of the Company’s products or services or (iii) any other arrangements involving corporate partners that are primarily for purposes other than raising capital, the terms of which business relationship with such entity are approved by the Company’s board of directors.

          6.6 The Company agrees that the PPM shall be prepared by Placement Agent’s counsel on behalf of the Placement Agent and that the Company shall retain its own counsel to represent it in connection with review of the PPM and this Agreement, any blue sky applications, the offering of the Preferred Stock and the preparation of all corporate documents necessary to complete the offering, including creation of the Preferred Stock and the required Preferred Stock certificate of designation. The Company acknowledges that the Placement Agent’s counsel is not acting as counsel for the Company and such counsel owes a duty of loyalty only to the Placement Agent.

          6.7 The Company agrees that if, at any time and from time to time during the life of the Placement Agent Warrants, the Company proposes to file a registration statement under the Securities Act for a registration of its common stock in connection with the public offering of such common stock solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan or employee benefit plan, or a transaction covered by Rule 145 under the Securities Act, or a registration in which the only stock being registered is common stock issuable upon conversion of debt securities which are also being registered), the Company shall, at such time, promptly give notice to the holders of Placement Agent Warrants (each, a “Holder”) of such registration. Upon the written request the Holders of a majority of the Placement Agent Warrants given within 20 days after mailing of such notice by the Company, the Company will include the shares underlying the Placement Agent Warrants in such registration statement; provided, however, that in connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required to include any of such Holders’ securities in such underwriting unless such Holder accepts the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. All expenses other than underwriting discounts and commissions incurred in connection with registration pursuant to this Section 6.7 for each such Holder, including the registration, filing, and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company shall be borne by the Company. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 6.7 with respect to the registration of securities of any such Holder that such

Holder shall furnish to the Company such information regarding itself, the securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s securities. To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”), in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with information furnished by such Holder expressly for use in connection with such registration: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 6.7, in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, that in no event shall any indemnity under this Section 6.7 exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder.

     7.     Agreements and Representations and Warranties of Placement Agent.

          7.1 Placement Agent covenants and agrees that it will pay or cause to be paid (i) all fees and expenses associated with its counsel, (ii) all PPM printing costs, (iii) all out of pocket expenses or other costs associated with marketing the Preferred Stock.

          7.2 Placement Agent covenants and agrees to comply with all applicable requirements of the Securities Act, the Exchange Act, applicable Blue Sky securities laws and the published rules and regulations thereunder (including but not limited to, Sections 3(b), 4(2) and 4(6) of the Securities Act and Rules 505 and 506 thereunder, and the Rules of Fair Practice of the National Association of Securities Dealers (“NASD”). Placement Agent confirms that Placement Agent is registered as a broker-dealer and is in good standing under the Exchange Act and the securities laws of each state in which offers or sales of the Preferred Stock will be made by Placement Agent. Placement Agent also confirms that Placement Agent is a member in good standing of the NASD. Placement Agent agrees that it will re-allow commissions only to other broker-dealers who are members of the NASD, in such amounts as shall be determined by the Placement Agent.

          7.3 Placement Agent is not authorized to act as agent of the Company in any connection or transaction, and Placement Agent agrees not to act as such agent or purport to do so without the prior written approval of the Company. Placement Agent agrees that if and when the Company supplies Placement Agent with copies of any supplement to the Disclosure Documents, Placement Agent will affix such copies of such supplement to copies of the Disclosure Documents already in Placement Agent’s possession, and that thereafter Placement Agent will only distribute offering materials containing such supplement and that Placement Agent will accept subscriptions only from investors who have received a copy of the PPM and the Disclosure Documents containing such supplement. Placement Agent further agrees to comply with all instructions from the Company concerning the destruction of out-dated Disclosure Documents and the use of supplemental or amended PPMs or Disclosure Documents.

          7.4 Placement Agent will not sell the Preferred Stock pursuant to this Agreement unless the PPM and Disclosure Documents and any amendments or supplements thereto are furnished to the subscriber a reasonable time prior to sale of the Preferred Stock.

          7.5 Placement Agent will use its best efforts to select investors who it reasonably believes meet the investor suitability requirements which are set forth in the PPM and subscription documents and which are confirmed by the investors by execution of the subscription documents. Placement Agent will, for a period of two years, maintain in Placement Agent’s files a copy of all subscription documents. Placement Agent will not use general solicitation or advertising in connection with the offering of Preferred Stock. Placement Agent will use its best efforts to provide the Company, on at least a bi-weekly basis, with an oral or written report providing in reasonable detail a description of Placement Agent’s progress in fulfilling its obligations and performing the services hereunder.

          7.6 Placement Agent represents and warrants to Company that:

(a) Placement Agent has been duly formed and is validly existing as a corporation under the laws of the state of its incorporation, and has full power to enter into this Agreement and to carry out all the terms and provisions hereof to be carried out by it.

(b) Placement Agent will not make any material representations concerning the offering, the Preferred Stock or the Company that are not contained in the Disclosure Documents or in other written materials approved in advance and in writing by the Company.

(c) The execution and delivery of this Agreement and consummation of the transactions contemplated herein, including the performance by Placement Agent of its obligations hereunder, have been duly authorized by Placement Agent and this Agreement has been duly executed and delivered by Placement Agent and constitutes the legal, valid and binding obligations of Placement Agent, enforceable against Placement Agent in accordance with the terms hereof, except as may be limited by public policy considerations.

(d) The performance by Placement Agent of its obligations hereunder will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under, any indenture, mortgage, deed of trust, lease or other material agreement or instrument by which Placement Agent is bound, or the articles of incorporation or bylaws of Placement Agent, or any statute or any judgment, decree, order, rule or regulation of any court or other governmental authority or any arbitrator applicable to Placement Agent.

     8.     Indemnification.

          8.1 The Company agrees to indemnify and hold harmless Placement Agent, each of its officers and directors and each person who controls Placement Agent within the meaning of Section 15 of the Securities Act against any losses, claims, damages or liabilities, including reasonable attorneys fees, to which Placement Agent or such controlling persons may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statements of a material fact contained in the PPM or furnished by the Company to the Placement Agent for use in selling the Preferred Stock, or (ii) the omission or alleged omission to state in the PPM or Disclosure Documents or any amendment or supplement thereto, a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse Placement Agent and each such controlling person for any reasonable legal or other expenses reasonably incurred by Placement Agent or such controlling person in connection with defending any such claim, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company by Placement Agent specifically for use with reference to Placement Agent in the preparation of the PPM or Disclosure Documents or any amendment thereof or supplement thereto. This indemnity agreement will be in addition to any liability which the Company may otherwise have.

          8.2 Placement Agent agrees to indemnify and hold harmless the Company, each of its officers and directors, and each person who controls the Company within the meaning of Section 15 of the Securities Act, against any losses, claims, damages or liabilities, including attorneys fees, to which the Company or such person or control persons may become subject, under the Securities Act or otherwise insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the PPM or Disclosure Documents or any amendment or supplement thereto, or (ii) the omission or alleged omission to state in the PPM or Disclosure Documents or any amendment or supplement thereto, a material fact required to be stated therein or necessary to make the statements therein not misleading; in each case as to subparagraphs (i) and (ii) above to the extent, but only to the extent, that such untrue statement or alleged untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by Placement Agent or on Placement Agent’s behalf specifically for use with reference to Placement Agent in the preparation of the PPM or Disclosure Documents or any such amendment thereof or supplement thereto; or (iii) Placement Agent’s failure to comply with the provisions of Paragraph 7 of this Agreement; and will reimburse any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such loss, claim, damage, liability or action. This indemnity agreement will be in addition to any liability which Placement Agent may otherwise have.

          8.3 Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 8, notify in writing the indemnifying party of the commencement thereof, and the omission to so notify the indemnifying party will relieve it from any liability under this Section 8 as to the particular item for which indemnification is then being sought, but not from any other liability which it may have to any indemnified party. In case any such action is brought against any indemnified party, and it notified an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and, to the extent that it may wish, jointly with any other indemnifying party, similarly notified, to assume the defense thereof, with counsel who shall be to the reasonable satisfaction of such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to so assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 8 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. Any such indemnifying party shall not be liable to any such indemnified party on account of any settlement or any claim or action effected without the consent of such indemnifying party (which consent shall not be unreasonably withheld).

     9.     Effective Date and Termination. This Agreement shall become effective upon the date of acceptance and execution of this Agreement by Placement Agent, as set forth on the signature page hereto. This Agreement may be terminated by Placement Agent at Placement Agent’s option by giving notice to the Company if the Company shall have become a defendant in any litigation which, in Placement Agent’s opinion, may reasonably be expected to result in a judgment having materially adverse consequences for the Company or there shall have been, since the respective dates of which information is given in the PPM or Disclosure Documents, any material adverse change in the condition, financial or otherwise, of the Company, which change in Placement Agent’s judgment shall render it inadvisable to proceed with the delivery of the Preferred Stock. This Agreement may be terminated by either Placement Agent or the Company at either such party’s option by giving notice to the other party if: (a) there shall have been any major catastrophe, substantial change in national international or world affairs, national calamity, act of God, or other event or occurrence which, in Placement Agent’s judgment, will materially disrupt the financial markets of the United States, or (b) trading in securities in general on the New York Stock Exchange shall have been suspended, or (c) a general banking moratorium shall have been declared by federal or state authorities. Any termination of this Agreement pursuant to this Section 9 shall be without liability of the Company to Placement Agent and without liability on Placement Agent’s part to the Company. Unless earlier terminated or unless extended in writing by agreement of the parties, this Agreement shall expire on the earlier of 120 days from the date of execution of this Agreement or the completion of the offering of the Preferred Stock.

     10.     Survival of Indemnities, Warranties and Representations. The respective indemnity agreements of the Company and Placement Agent contained in Paragraph 8 hereof, and the representations and warranties of the Company set forth in Paragraph 3 hereof and of Placement Agent set forth in Paragraph 7 hereof, shall remain operative and in full force and effect, regardless of any termination or expiration of this Agreement or any investigation made by or on delivery of and payment for the Preferred Stock, and any successor of Placement Agent or the Company or of any such controlling person or any legal representative of any such controlling person, as the case may be, shall be entitled to the benefit of the respective indemnify agreements.

     11.     Notices. Except as otherwise provided in this Agreement, (a) whenever notice is required by the provisions of this Agreement or otherwise to be given to the Company, such notice shall be in writing addressed to the Company at the address indicated in the PPM and (b) whenever notice is required by the provisions of this Agreement or otherwise to be given to Placement Agent, such notice shall be in writing addressed to Placement Agent at the address set forth on the first page of this Agreement. Any notice referred to herein may be given in writing or by facsimile or telephone and if by telephone shall be immediately confirmed in writing. Notice shall be effective upon mailing or facsimile transmission as the case may be.

     12.     Persons Entitled to Benefit of Agreement. This Agreement is made solely for the benefit of Placement Agent, the Company, and their respective successors and assigns.

     13.     Confidentiality. The parties acknowledge that the Offering is intended to be made pursuant to publicly available information about the Company, pursuant to the SEC Reports and PPM. However, during the course of the Offering, its due diligence investigation and any meetings with the Company, Placement Agent may have access to or gain knowledge of certain non-public information of the Company and its customers. Placement Agent agrees that all non-public information of the Company are valuable and confidential assets of the Company, including, without limitation, and irrespective of the form of communication, information relating to customer lists, bidding procedures, intellectual property, patents, trademarks, trade secrets, financing techniques and sources, unannounced product plans, business plans, promotional and marketing strategies and activities, and such financial statements of the Company as are not available to the public, and any third-party information that the Company is obligated to keep confidential. Placement Agent, its officers, directors, employees, agents and members (“Representatives”) shall hold all such information provided to Placement Agent in trust and confidence for the Company and shall not use or disclose any such information for other than solely in connection with performance of its services hereunder and shall be liable for damages incurred by the Company as a result of the use or disclosure of such information by Placement Agent or its Representatives for any purpose other than in connection with performance of its services hereunder, during the term of this Agreement or after the termination or expiration thereof, except (i) where such information is publicly available or later becomes publicly available other than through a breach of this Agreement, or (ii) where such information is subsequently lawfully obtained by Placement Agent from a third party, or (iii) if such information is known to Placement Agent prior to the execution of this Agreement, or (iv) as may be required by law. Placement Agent also acknowledges and agrees that it is aware (and that it will take commercially reasonable steps to inform its Representatives with access to any of the Company confidential information) of the restrictions imposed by the U.S. federal securities laws on a person possessing material non-public information about a public company. The Company shall be entitled to equitable relief in court (in addition to any other relief at law or equity), including, but not limited to, temporary restraining orders, preliminary injunctions, and permanent injunctions, without the necessity of posting bond or security against the actual or threatened breach of this Section 13 or the continuation of any such breach by Placement Agent, without the necessity of proving actual damages.

     14.     Independent Contractor. It is expressly understood and agreed that Placement Agent shall, at all times, act as an independent contractor with respect to the Company and not as an agent of the Company, and nothing contained in this Agreement shall be construed to create a joint venture, partnership, association or other affiliation, or like relationship, between the parties. Placement Agent shall be responsible for all income taxes, unemployment taxes, social security taxes, workers’ compensation insurance and other taxes, expenses or deductions arising out of the services rendered by Placement Agent or its employees or agents to the Company. It is specifically agreed that the relationship is and shall remain that of independent parties to a contractual relationship and that Placement Agent shall have no right to bind the Company in any manner. In no event shall either party be liable for the debts or obligations of the other except as otherwise specifically provided in this Agreement.

     15.     Entire Agreement. This Agreement contains all of the understandings and agreements of the parties with respect to the subject matter discussed herein. All prior agreements, whether written or oral, are merged herein and shall be of no force or effect.

     16.     Construction and Enforcement. This Agreement shall be construed in accordance with the laws of the State of Washington, without application of the principles of conflicts of laws.

[Remainder of Page Intentionally Blank; Signature Page Follows]

     Please confirm your agreement to become Placement Agent under the terms and conditions herein set forth by signing and returning the enclosed duplicate copy of this Agreement at once to the Company.

Very truly yours,

PACIFIC BIOMETRICS, INC.

		By:	/s/ Ronald R. Helm

Ronald R. Helm, Chief Executive Officer

AGREED AND ACCEPTED:

JOSEPH CARL SECURITIES, INC.

By:	/s/ Casey C. Strunk

Casey C. Strunk, Chief Executive Officer

Effective Date: February 3, 2003